Exhibit 10.1

FIRST HAWAIIAN, INC.

DEFERRED COMPENSATION PLAN PART B

(2016 Restatement)

Table of Contents (continued)

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Table of Contents (continued)

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FIRST HAWAIIAN, INC.

DEFERRED COMPENSATION PLAN PART B

INTRODUCTION

The First Hawaiian, Inc. Deferred Compensation Plan (“DCP”) permits eligible employees to defer payment of certain amounts of their compensation.  The DCP is an unfunded deferred compensation arrangement solely for a select group of management or highly compensated employees of First Hawaiian, Inc. (“Company”) and its affiliates.  The DCP consists of two parts, the First Hawaiian, Inc. Deferred Compensation Plan Part A (“Part A”) and the First Hawaiian, Inc. Deferred Compensation Plan Part B (“Part B”).  Part A is a standalone plan which governs benefits under the DCP to which a Participant had an earned and vested right as of December 31, 2004 (“Pre-2005 Account Balance”) and related earnings, gains, and losses (to the extent such amounts may be considered attributable to the Participant’s Pre-2005 Account Balance under Section 409A of the Internal Revenue Code (“Code”)).  Part B is a standalone plan which governs all amounts to which Participants are entitled with respect to Compensation earned after December 31, 2004.

The Company intends that Part A of the DCP not be subject to the requirements of Section 409A of the Code and that Part B of the DCP be subject to such requirements.  Each reference in the DCP to Code Section 409A is also a reference to guidance and regulations issued with respect to Code Section 409A.  In the event of any inconsistency between the DCP and Code Section 409A, as interpreted in regulatory guidance, the provisions of the DCP shall be applied in a manner consistent with the applicable requirements of Code Section 409A.

Part A was last restated effective January 1, 2008 as the BancWest Corporation Deferred Compensation Plan Part A, and Part B was last restated effective January 1, 2010 as the BancWest Corporation Deferred Compensation Plan Part B.  The Company was then a subsidiary of BNP Paribas, was itself the parent of both First Hawaiian Bank and Bank of the West, and was known as BancWest Corporation.  On March 31, 2016, resolutions of the Board of Directors of BancWest Corporation were adopted, authorizing the separation of the benefit programs of First Hawaiian Bank from those of Bank of the West.  Effective April 1, 2016, the Company was renamed First Hawaiian, Inc., and Bank of the West ceased to be a subsidiary of the Company.  On August 4, 2016, an initial public offering of the stock of the Company commenced, the intent of which was that the Company would cease to be a subsidiary of BNP Paribas and affiliate of Bank of the West.

The restatement of Part A and this restatement of Part B of the DCP are adopted to reflect the above described corporate transactions.  Except with respect to a change in performance based compensation plans taken into account under Part B on and after January 1, 2017 and the exclusion of benefit liabilities arising from the service of Bank of the West employees, the restatements are not intended to, do not, and shall not be interpreted to modify the substantive terms of Parts A and B of the DCP, as the same were last restated.  These restatements of Parts A and B of the DCP are effective April 1, 2016.

As used in this instrument, “Plan” means this restatement of Part B of the DCP.

ARTICLE 1

DEFINITIONS

As used in this Plan, the following terms shall have the following meanings unless the context clearly requires otherwise.

1.1                               “Affiliate” means (i) a corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, (ii) an entity under common control (within the meaning of Section 414(c) of the Code) with the Company; (iii) a member of an affiliated service group (within the meaning of Section 414(m) of the Code) with the Company, and (iv) any other entity required to be aggregated with the Company pursuant to Section 414(o) of the Code and the regulations thereunder.

1.2                               “Annual Installment Method” means the payment of a Participant’s benefit in annual installments as follows:  (i) during the calendar year in which payment begins, such payment shall equal (a) the Account balance as of such date; divided by (b) the total number of installment payments to be made; and (ii) during the benefit payment period, the amount of each installment to be paid for each calendar year thereafter shall be recalculated, and shall be equal to (a) the remaining amount payable to the Participant as of January 1 of the calendar year; divided by (b) the number of installment payments to be made in or following such calendar year.  Except as otherwise provided in the Plan, the first such installment shall be made within 60 days following the Participant’s Termination of Employment for any reason, Disability or death, and each subsequent installment shall be distributed during January of each subsequent calendar year.  The final installment shall be equal to the remaining amount payable to the Participant.  Earnings will continue to be credited to a Participant’s Accounts under Section 3.1 during the period that installments are distributed.

1.3                               “Base Salary” shall mean the Participant’s base salary or wages, as determined by the Company or a Participating Employer.

1.4                               “Beneficiary” means the person, persons, or legal entity designated by the Participant on a form required by the Committee and properly filed with the Committee (in accordance with procedures established by the Committee) to receive his or her benefits under this Plan in the event of his or her death.  If a Participant fails to properly file a designation with the Committee, or the person so designated does not survive the Participant, or the legal entity so designated is no longer in existence or is legally incapable of receiving benefits hereunder, Beneficiary shall mean the Participant’s surviving spouse, or, if there is no surviving spouse, the estate of the Participant.

1.5                               “Board” means the Board of Directors of the Company.

1.6                               “Bonus Plan” means the First Hawaiian, Inc. Bonus Plan, as effective for periods on and after January 1, 2017.

1.7                               “Change In Control”. “Change In Control Of The Company” and “Change In Control Of A Bank Subsidiary” are defined in this Section 1.7.

(a)                                 “Change In Control Of The Company” means:

(i)                                     any Person, other than (i) an Affiliate or (ii) a trustee or other fiduciary holding shares under an employee benefit plan of the Company or an Affiliate, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s securities then outstanding;

(ii)                                  a merger or consolidation of the Company with or into another Person or the merger or consolidation of another Person into the Company, as a result of which transaction or series of related transactions (A) any Person (other than an Affiliate) becomes the Beneficial Owner of more than 50% of the total voting power of all voting securities of the Company (or, if the Company is not the surviving or transferee company of such transaction or transactions, of such surviving or transferee company) outstanding immediately after such transaction or transactions, or (B) the shares of Company common stock outstanding immediately prior to such transaction or transactions do not represent a majority of the voting power of all voting securities of the Company (or such surviving or transferee company, if not the Company) outstanding immediately after such  transaction or transactions; or

(iii)                               the sale of all or substantially all of the assets of the Company and its subsidiaries.

(b)                                 “Change In Control Of A Bank Subsidiary” means:

(i)                                     any Person, other than (i) an Affiliate or (ii) a trustee or other fiduciary holding shares under an employee benefit plan of the Company or an Affiliate, becomes the Beneficial Owner, directly or indirectly, of securities of the Bank Subsidiary representing more than 50% of the combined voting power of the Bank Subsidiary’s securities then outstanding;

(ii)                                  a merger or consolidation of the Bank Subsidiary with or into another Person or the merger or consolidation of another Person into the Bank Subsidiary, as a result of which transaction or series of related transactions (A) any Person (other than an Affiliate) becomes the Beneficial Owner of more than 50% of the total voting power of all voting securities of the Bank Subsidiary (or, if the Bank Subsidiary is not the surviving or transferee company of such transaction or transactions, of such surviving or transferee company) outstanding immediately after such transaction or transactions, or (B) the shares of Bank Subsidiary common stock outstanding immediately prior to such transaction or transactions do not represent a majority of the voting power of all voting securities of the Bank Subsidiary (or such surviving or transferee company, if not the Bank Subsidiary) outstanding immediately after such transaction or transactions; or

(iii)                               the sale of all or substantially all of the assets of the Bank Subsidiary and its subsidiaries.

(c)                                  For purposes of the Plan:

(i)                                     “Bank Subsidiary” means Bank of the West or First Hawaiian Bank, provided that, as of the date on which Bank of the West ceases to be an Affiliate of First Hawaiian Bank pursuant to an event or series of events not described in Section 1.7(b), above, “Bank Subsidiary” shall mean First Hawaiian Bank only.

(ii)                                  “Beneficial Owner” has the same definition as in Rule 13d-3 of the Exchange Act.

(iii)                               “Exchange Act” means the Securities Exchange Act of 1934.

(iv)                              “Person”  has the same definition as in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

1.8                               “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.9                               “Committee” means the Executive Compensation Committee of the Board.

1.10                        “Company” means First Hawaiian, Inc., formerly known as BancWest Corporation.

1.11                        “Compensation” means:

(a)                                 With respect to services performed prior to January 1, 2017:  (i) Base Salary; (ii) any amount that is payable under an LTIP; and (iii) any amount that is payable under an IPKE.  In addition, effective January 1, 2008, at the discretion of the Participating Employer, Compensation shall include amounts payable under any of the following plans maintained by such Participating Employer:  (a) an incentive plan; (b) a commission plan; and (c) any other annual bonus plan.  Notwithstanding the foregoing, for purposes of determining the amount of Executive Retirement Contributions, Compensation means Base Salary or wages, commissions, overtime pay, shift and other premiums, short-term incentive pay, the annual cash bonus under the IPKE and any other bonus, except for a bonus paid under the LTIP.  Compensation shall be calculated without regard to any salary reduction agreement described in Code Section 125 or 401(k) in which the Participant participates and which is maintained by a Participating Employer.

(b)                                 With respect to services performed on and after January 1, 2017:  (I) in the case of Deferral Elections, (i) Base Salary; and (ii) cash awards payable under the Bonus Plan; and (II) in the case of the Executive Retirement Contribution, (i) Base Salary, (ii) the total value of awards payable under the Bonus Plan, and (iii) commissions, overtime pay, shift and other premiums and short-term incentive pay.  Compensation shall be calculated without regard to any salary reduction agreement described in Code Section 125 or 401(k) in which the Participant participates and which is maintained by a Participating Employer.

1.12                        “Deferral Election” means an election made by a Participant to defer a portion of his or her Compensation.  Each Deferral Election shall be evidenced in a form prescribed by the Committee (“Deferral Election Form”), and shall be filed with the Committee at a time and in accordance with procedures established by the Plan and the Committee.  The Deferral Election shall apply to each payment of Compensation earned for services performed by a Participant during a Deferral Period.  A Deferral Election Form filed by a Participant with the Committee for a Deferral Period shall be effective only for such Deferral Period.  In the Participant’s Deferral Election Form, he or she must designate the time of payment and form of benefit with respect to the amount deferred for the Deferral Period.

1.13                        “Deferral Period” means the period of time during which Compensation is earned for services performed by a Participant and for which a Deferral Election may be made.  Deferral Periods shall include:  (i) each Regular Compensation Deferral Period; and (ii) each Performance-Based Compensation Deferral Period.  The initial Deferral Period with respect to an individual Participant may also be determined in accordance with Section 2.3C.

1.14                        “Deferral Period Account” means the Account to which Compensation that is deferred by a Participant with respect to a Deferral Period is allocated, adjusted as provided under Section 3.1.

1.15                        “Deferred Compensation Account” Or “Account” means the bookkeeping account maintained by the Company that is used solely to calculate the amount payable to each Participant as well as the timing and form of distributions.  A Deferred Compensation Account shall not constitute a separate fund of assets.  A separate Account shall be established with respect to any amount that is to be distributed in a different form or at a different time than amounts in other Accounts.  Such separate Account is also sometimes referred to as a “subaccount.”  An Account shall also include an Executive Retirement Contribution Account established on behalf of a Participant.

1.16                        “Determination Period” means the calendar year.

1.17                        “Disability” means either

(a)                                 the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)                                 the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or an Affiliate.

1.18                        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any other provision of law of similar purport as may at any time be substituted therefor.

1.19                        “Executive Retirement Contribution” means the amount contributed by a Participating Employer on behalf of a Participant pursuant to Section 2.7.

1.20                        “Executive Retirement Contribution Account” means a separate Account to which Executive Retirement Contributions made by a Participating Employer are allocated, adjusted as provided under Section 3.1.

1.21                        “Financial Hardship” means an unforeseeable emergency that is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an unforeseeable emergency.  In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an unforeseeable emergency.  Also, the need to pay for the funeral expenses of a spouse, a Beneficiary, or a dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an unforeseeable emergency.  Except as otherwise provided in this Section 1.21, the purchase of a home and the payment of college tuition are not unforeseeable emergencies.  Whether a Participant is faced with a Financial Hardship permitting a distribution under this Section 1.21  is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Financial Hardship may not be made to the extent that such Financial Hardship is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under any other plan.

1.22                        “Future Plan” means the First Hawaiian, Inc. Future Plan, as amended from time to time.

1.23                        “Identification Date” means December 31 of each calendar year or such other date as determined by the Committee.

1.24                        “Interest Rate” means the Moody’s Average Corporate Bond Yield Interest Rate for the calendar month preceding the calendar month that ends on the Valuation Date.

1.25                        “IPKE” means the Bank of the West Incentive Plan for Key Employees, the First Hawaiian Bank Incentive Plan for Key Employees and the BancWest Corporation Incentive Plan for Key Employees (all as amended from time to time).  Deferrals may not be made with respect to the IPKE for services performed on and after January 1, 2017.

1.26                        “LTIP” means the Bank of the West Long-Term Incentive Plan, the First Hawaiian Bank Long-Term Incentive Plan and the BancWest Corporation Long-Term Incentive Plan (all as amended from time to time).  Deferrals may not be made with respect to the LTIP for services performed for any Performance-Based Compensation cycle under the LTIP commencing after January 1, 2016.

1.27                        “Open Enrollment Period” means the time period, as determined by the Committee, during which Participants may make Deferral Elections for a particular Deferral Period.  The Open Enrollment Period shall be determined in accordance with Section 2.3.

1.28                        “Participant” means any person selected for participation pursuant to Article 2.

1.29                        “Participating Employer” means the Company or any other employer which, with the Company’s permission, elects to adopt the Plan.

1.30                        “Performance Interest” means a dollar amount equal to 26 2/3% of the Interest Rate.

1.31                        “Performance-Based Compensation” means Compensation described in Treasury Regulation Section 1.409A-1(e), provided, however, that such term includes the cash awards portion only, and not the stock awards portion, if any, of awards made under the Bonus Plan .

1.32                        “Performance-Based Compensation Deferral Period” means the period during which services are performed that are the basis for determining the amount and payment of Performance-Based Compensation.

1.33                        “Plan” means the First Hawaiian, Inc. Deferred Compensation Plan Part B, as set forth herein and as amended from time to time.

1.34                        “Plan Administrator” means the Committee or an individual (including an employee, who may also be a Participant) appointed by the Committee and charged with such responsibilities of Plan administration as set forth in the Plan or as determined by the Committee pursuant to Section 5.1.

1.35                        “Regular Compensation” means Compensation that is not Performance-Based Compensation.

1.36                        “Regular Compensation Deferral Period” means a period during which services are performed that are the basis for determining the amount and payment of Regular Compensation.

1.37                        “Retirement Interest” means a dollar amount equal to 13 1/3% of the Interest Rate.

1.38                        “Savings Plan” means the Company’s 401(k) Savings Plan, as amended from time to time.

1.39                        “Special Deferral Election” means a Deferral Election for a Deferral Period pursuant to which a Participant elects that a distribution be made or commence to be made during a specific year.  The Committee may establish rules and procedures regarding Special Deferral Elections.

1.40                        “Specified Employee” means a specified employee of the Company or a Participating Employer, as defined in Code Section 409A and regulations issued thereunder, as determined by the Committee.  An employee who is a “key employee” (as defined in Code Section 409A(a)(2)(B)(i)) at any time during the twelve month period ending on the Identification Date is treated as a Specified Employee for the twelve month period beginning on the first day of the fourth month following the Identification Date (or such prior date as determined by the Committee that is permitted under applicable regulations).

1.41                        “Termination of Employment” means a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i).  A Termination of Employment shall not occur merely by reason of the transfer of employment of a Participant from a Participating Employer to any Affiliate.  A Participant whose employment has been transferred to an Affiliate shall not be deemed to have Terminated Employment until such Participant has Terminated Employment from said Affiliate and all other Affiliates, including the Company, even if such Affiliate ceases to be an Affiliate after the Participant’s transfer of employment.

1.42                        “Trust” means the trust established by the Company, pursuant to a Trust Agreement, to which amounts held in Deferred Compensation Accounts under the Plan are contributed as set forth in Section 8.3 of the Plan.

1.43                        “Trust Agreement” means the agreement between the Company and a trustee under which the Trust is established.

1.44                        “Valuation Date” means (a) the last day of each calendar month for purposes of determining the Interest Rate and the amount of earnings credited to a Participant’s Account based on the Interest Rate pursuant to Section 3.1(a), and (b) each calendar day for purposes of determining amounts credited or debited to a Participant’s Account based upon hypothetical investments (other than the Interest Rate) offered under the Plan.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1          Eligibility And Participation.

The Committee, in its discretion, may designate employees of a Participating Employer who may participate in the Plan.  An employee’s participation in the Plan shall be effective upon notification to such individual by the Committee of eligibility to participate and the filing by the individual of a properly completed Deferral Election Form with the Committee.  The Committee, in its discretion may determine, prior to the beginning of a Deferral Period, that a Participant shall not be eligible to make any Deferral Election with respect to such Deferral Period.

2.2          Deferral Elections.

(a)           Amount Of Deferred Compensation.

A Participant shall submit a Deferral Election to the Committee (or its delegate) at the time and in accordance with procedures established by the Committee and as required under Section 2.3.  A Deferral Election may be made with respect to Compensation that is earned for services performed by the Participant during a Deferral Period.  A Participant may defer a maximum of 90% of the amount of his or her Regular Compensation during the Deferral Period after deduction of the amount necessary for withholding of taxes.  A Participant may defer up to 100% of his or her Performance-Based Compensation for a Performance Period.  Compensation that is deferred by a Participant for a Deferral Period will be allocated to a Deferral Period Account.  A new Deferral Election shall be required for each Deferral Period and, if no Deferral Election is timely submitted to the Committee for a Deferral Period by a Participant, he or she will not defer any amount for such Deferral Period.

(b)           Election Of Time Of Distribution.

In the Participant’s Deferral Election, he or she must designate one of the following times of distribution with respect to benefits payable from the Deferral Period Account to which Compensation for the Deferral Period is allocated:

(i)            A Special Deferral Election date; or

(ii)           Upon his or her Termination of Employment.

(c)           Election Of Form Of Distribution.

In the Participant’s Deferral Election Form, he or she must elect one of the forms of distribution described in Section 4.1(b) with respect to the Deferral Period Account to which Compensation for the Deferral Period is allocated.

2.3          Timing Of Deferral Elections.

A Participant must submit the Deferral Election Form with the Committee (or its delegate) in accordance with procedures established by the Committee during the applicable Open Enrollment Period.  Open Enrollment Periods shall begin at the time determined by the Committee and shall end as set forth below:

A.                                    Regular Compensation.  A Deferral Election for Regular Compensation that is earned for services performed by a Participant during a Regular Compensation Deferral Period must be filed no later than the December 31st prior to the beginning of the Regular Compensation Deferral Period, or such earlier date as determined by the Committee.

B.                                    Performance-Based Compensation.  A Deferral Election with respect to Performance-Based Compensation that is earned for services rendered by a Participant during a Performance-Based Compensation Period shall be filed no later than the June 30th before the end of such Performance-Based Compensation Period, or such earlier date as determined by the Committee.

C.                                    First-Year Participation.  Notwithstanding anything to the contrary in this Section 2.3, when an individual first becomes eligible to participate in this Plan during a Regular Compensation Deferral Period, a Deferral Election may be filed with the Committee with respect to Regular Compensation earned during such Regular Compensation Deferral Period.  Such a Deferral Election must be filed no later than 30 days after the date the individual becomes eligible to participate in the Plan.  The Deferral Election will be effective only as to Regular Compensation that is earned during the Regular Compensation Deferral Period in which the Participant first becomes eligible to participate in the Plan with respect to services that are performed following the filing of the Deferral Election Form with the Committee (and shall not be effective as to any subsequent Deferral Period).

2.4          Modification Of Deferral Election.

Except as otherwise provided in the Plan, a Deferral Election shall be irrevocable during a Deferral Period.  If the Committee determines, in its discretion, that a Participant is no longer eligible to participate in the Plan, but his or her employment with the Participating Employer has not terminated, then the Participant’s Deferral Election shall continue in effect until the end of the Deferral Period.

2.5          Impact Of Financial Hardship On Election.

If the Committee (or its delegate) determines that a Participant has incurred a Financial Hardship prior to the end of a Regular Compensation Deferral Period, the Participant’s Deferral Election as to Regular Compensation shall end as of the date of such determination (and no additional Regular Compensation will be deferred for the remainder of the Regular Compensation Deferral Period for such Participant).  No future Deferral Election by the Participant shall be effective until the beginning of the Regular Compensation Deferral Period that commences at least 12 months after the date of determination of Financial Hardship by the Committee.

2.6          Limited Period To Elect To Defer Additional Compensation.

Notwithstanding any other provision of the Plan, a Participant may elect (to the extent permitted under applicable Treasury Regulations or other Internal Revenue Service or Treasury Department guidance) prior to January 1, 2009 in accordance with rules and procedures established by the Committee, to defer Compensation payable after December 31, 2008 by submitting a written election to the Committee no later than the date established by the Committee).

2.7          Executive Retirement Contributions

The Committee, in its discretion, may designate employees of a Participating Employer on whose behalf the Participating Employer shall make Executive Retirement Contributions under the Plan.  The Executive Retirement Contributions shall be credited to an Executive Retirement Contribution Account on behalf of each such designated employee, who shall be considered a Participant in the Plan without regard to whether the employee also participates in the Plan pursuant to the elective deferral provisions of Section 2.1.  Unless otherwise determined by the Plan Administrator, an Executive Retirement Contribution will be made on behalf of employees designated by the Committee as members of Group A and Group B equal to the following percentages of the employee’s Compensation to be earned for services performed for a Participating Employer each calendar year, commencing with 2010:

Position	Percentage of Compensation
Group A	7.5%
Group B	3.5%

In addition, each Participating Employer may make discretionary Executive Retirement Contributions on behalf of some or all of the employees designated above for services performed on or after January 1, 2010, in such amounts and at such times (which need not be uniform among employees), as shall be determined at the discretion of the Plan Administrator.

ARTICLE 3

DEFERRED COMPENSATION ACCOUNT

3.1          Crediting Of Deferrals And Earnings; Vesting.

(a)           In General.

The Compensation elected to be deferred by a Participant shall be credited to the Account of the Participant.  The Executive Retirement Contributions made by a Participating Employer on behalf of a Participant shall also be credited to the Account of the Participant, but shall be allocated to a separate Executive Retirement Contribution Account.  Except as provided in Section 3.1(b), an amount of earnings shall be credited to a Participant’s Account on each Valuation Date that is determined by multiplying the average daily balance in the Participant’s Accounts since the preceding Valuation Date by the Interest Rate.  Except as provided in Section 3.1(c), a Participant shall be fully vested in his or her Accounts at all times.

(b)           Specific Rules Regarding 2005 Deferred Compensation Account.

(i)            This Section 3.1(b) shall apply with respect to a Participant’s Account to which was allocated an amount of Base Salary that would have been paid to the Participant during 2005 but was deferred by the Participant under the Plan (“2005 Account”).

(ii)           In addition to the earnings determined under Section 3.1(a), as of the last day of each calendar year, the Committee may, in its sole discretion, credit Performance Interest for such year to the Participant’s 2005 Account based upon such performance factors as the Committee deems appropriate for such year.

(iii)          In addition to the earnings determined under Section 3.1(a), Retirement Interest on a Participant’s 2005 Account shall be credited as of each Valuation Date based upon the average daily balance in the 2005 Account since the preceding Valuation Date.  Also, as of the last day of each calendar year, the Committee may, in its sole discretion, credit Performance Interest for the year to the Participant’s 2005 Account based upon such performance factors as the Committee deems appropriate for such year.

(iv)          Following a Participant’s Retirement, death, Disability, or Termination of Employment with the approval of the Committee, the value of a Participant’s 2005 Account shall be determined under Section 3.1(b)(iii).

(v)           Either:  (1) following a Participant’s Termination of Employment without the approval of the Committee prior to his or her Retirement, death, or Disability; or (2) upon a Special Deferral Election payment date prior to Termination of Employment with the approval of the Committee, or the Participant’s Retirement, death, or Disability, the value of the Participant’s 2005 Account shall be determined under Section 3.1(b)(ii).

(vi)          For purposes of this Section 3.1(b), “Retirement” is defined in the First Hawaiian, Inc. Deferred Compensation Plan Part A.

(c)           Executive Retirement Contributions.

(i)            Investment Return.  The Executive Retirement Contribution Accounts of Participants shall be credited with an amount of earnings on each Valuation Date that is determined by multiplying the average daily balance in the Participant’s Executive Retirement Contribution Account since the preceding Valuation Date by the Interest Rate in accordance with the provisions of Section 3.1(a).

(ii)           Vesting.  A Participant who is eligible for an Executive Retirement Contribution as of January 1, 2010, shall be fully vested in his or her Executive Retirement Contribution Account at all times.  All other Participants shall vest in their Executive Retirement Contribution Accounts based on their “years of vesting service” (as defined under the Future Plan) in accordance with the following schedule:

Years of Vesting Service	Percent Vested
One	0%
Two	20%
Three	40%
Four	60%
Five	100%

Notwithstanding the foregoing, a Participant shall be fully vested in his or her Executive Retirement Contribution Account upon death, Disability, or the attainment of age sixty-five (65) prior to Termination of Employment.  A Participant shall forfeit the unvested portion of his or her Executive Retirement Contribution Account upon Termination of Employment for any reason.

3.2          Timing Of Crediting Of Deferred Compensation.

Compensation that has been elected to be deferred shall be credited to the Participant’s Accounts on or as soon as administratively practicable after the date the Compensation would have otherwise been payable to the Participant, even if the amount would have otherwise been payable after the conclusion of the Deferral Period.  By way of example, deferral of an annual, performance-based bonus payment earned based on the Participant’s service during the calendar year 2006 and otherwise payable in March 2007 will be credited to the Participant’s Account in March 2007 (or as soon as administratively practicable thereafter).  Executive Retirement Contributions shall be credited to the Participant’s Account at the end of each calendar quarter based upon the amount of Compensation paid during that quarter.

3.3          Withholding Of Payroll Taxes On Amounts Deferred.

Any withholding of taxes or other amounts with respect to compensation deferred under the Plan that is required by local, state or federal law shall be withheld from the Participant’s corresponding non-deferred portion of compensation to the maximum extent possible, and the remaining amount of any such taxes required to be withheld shall reduce the amounts credited to the Participant’s Accounts in a manner determined by the Committee.

ARTICLE 4
DISTRIBUTIONS

4.1                               Distribution Of Deferred Compensation Accounts.

(a)                                 Time Of Distribution.  A Participant’s Deferred Compensation Accounts will be distributed as follows, except as provided in Sections 4.2, 4.3 or 4.4:

(i)                                     If the Participant has made an election to receive benefits at Termination of Employment with respect to a Deferral Period Account pursuant to Section 2.2(b)(ii) (or has omitted to make an election as to time of distribution), the Participant (or, after his or her death, the Participant’s Beneficiary) shall be paid or commence to be paid benefits from such Account during the 60-day period (on a date determined by the Plan Administrator) following the earliest to occur of the Participant’s Termination of Employment, Disability (while an employee of a Participating Employer) or death;

(ii)                                  If the Participant has made a Special Deferral Election with respect to a Deferral Period Account pursuant to Section 2.2(b)(i), the Participant (or, after his or her death, the Participant’s Beneficiary) shall be paid or commence to be paid benefits from such Account during the 60-day period (on a date determined by the Plan Administrator) following the earliest to occur of:

(1)                                 The date set forth in the Participant’s Special Deferral Election;

(2)                                 The Participant’s death;

(3)                                 The Participant’s Disability (while an employee of a Participating Employer); or

(4)                                 The Participant’s Termination of Employment before his or her Retirement.

For purposes of Section 4.1(a)(ii)(4), a Participant has a “Termination of Employment before his or her Retirement” if, on the date of the Participant’s Termination of Employment, he or she has not yet either:  (A) attained age 65; or (B) attained age 55 and been credited with at least ten Years of Vesting Service (as defined in the Savings Plan).  A Participant’s Termination of Employment on or after the date that he or she meets the requirement(s) in either (A) or (B) of the previous sentence shall not be an event that triggers the payment (or commencement of payment) of benefits from a Deferral Period Account with respect to which the Participant has made a Special Deferral Election.

(iii)                               A Participant’s Executive Retirement Contribution Account shall be paid or commence to be paid to the Participant (or, after his or her death, the Participant’s Beneficiary) during the 60-day period (on a date determined by the Plan Administrator) following the Participant’s Termination of Employment.

The value of an Account shall be determined as of the Valuation Date prior to a distribution from such Account.

(b)                                 Form Of Distribution.

(i)                                     Except as provided in Section 4.3, a distribution of a Deferral Period Account shall be paid in the form selected by the Participant under Section 2.2(c) from the following alternatives:

(1)                                 A lump sum; or

(2)                                 Substantially equal annual installments over a period of five, ten, or 15 years, pursuant to the Annual Installment Method.

(ii)                                  Except as provided in Section 4.3, the distribution of an Executive Retirement Contribution Account shall be made in the form elected by the Participant from among the following alternatives:

(1)                                 A lump sum; or

(2)                                 Substantially equal annual installments over a period of five, ten, 15, 20 or 25 years, pursuant to the Annual Installment Method;

provided, however, that such election is filed by the Participant, in accordance with procedures established by the Plan Administrator, prior to January 1, 2010.  If there is no valid election of an alternative payment form in effect with respect to any portion of an Executive Retirement Contribution Account, such portion shall be distributed in a lump sum.

Notwithstanding the foregoing, if an employee first becomes eligible for an allocation of an Executive Retirement Contribution on or after January 1, 2010, the Plan Administrator may allow the employee to file an election for an alternative form of distribution (from among those specified in this clause (ii)) no later than 30 days after the date the employee first becomes eligible; provided, however, that such election will be effective only for Executive Retirement Contributions made with respect to Compensation earned for services that are performed following the filing of the election with the Plan Administrator, as determined in accordance with the requirements of Section 409A.

In addition, if a Participant becomes eligible for a different level of Executive Retirement Contribution by reason of a change in the Participant’s position, the Plan Administrator may allow the Participant to elect an alternative form of distribution (from among those specified in this clause (ii)), provided that such election shall be effective only for Executive Retirement Contributions made with respect to Compensation that is earned for services that are performed following the calendar year in which the Participant files the new election with the Plan Administrator, as determined in accordance with the requirements of Section 409A; to the extent an alternative form is not elected, the form of distribution otherwise applicable to such Executive Retirement Contributions shall remain in effect.

(c)                                  Subsequent Elections.  A Participant may elect to change an election described in Section 2.2 regarding the form or time (or both the form and time) of distribution of a Deferral Period Account, or an election described in Section 4.1(b) regarding the form of distribution of an Executive Retirement Contribution Account, by submitting a written election to the Plan Administrator, in accordance with the Plan Administrator’s rules and procedures, no later than the date established by the Plan Administrator and subject to the following additional requirements:

(i)                                     Such election must be submitted at least 12 months before the date that the distribution is scheduled to be made; and

(ii)                                  The payment with respect to which the election is submitted must be deferred for a period of five years from the date such payment would otherwise have been made.  For purposes of this Section 4.1(c)(ii) and Code Section 409A, an installment form of distribution described in Section 4.1(b)(i)(2)(2) shall be treated as a single payment.

(d)                                 Distribution Upon Participant’s Death.  Upon the death of the Participant, benefits payable from a Deferral Period Account with respect to which no benefits have been distributed (except as described in Section 4.3), will be distributed (or commence to be distributed) within the 60-day period (on a date determined by the Plan Administrator) following his or her death in the form and over the period designated in his or her Deferral Election Form.  Upon the Participant’s death after the commencement of benefits from one or more of the Participant’s Deferral Period Accounts, benefits payable with respect to such Account(s) will continue to be distributed in the form and over the period of time designated by the Participant in his or her Deferral Election Form.   Benefits payable from an Executive Retirement Contribution Account shall be distributed (or continue to be distributed, if distribution had already commenced) to the Participant’s Beneficiary, in the form and over the period of time otherwise specified under the Plan, following the Participant’s death.

4.2                               Distributions To A Specified Employee.

Notwithstanding any provision to the contrary in the Plan, a distribution to which a Participant would otherwise be entitled will be delayed until the earlier of:  (i) the first day of the month following the expiration of the six (6)-month period from the date of the Participant’s “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) with a Participating Employer; or (ii) the date of the Participant’s death, if the Committee in good faith determines that the Participant is a Specified Employee at the time of such separation from service and that the delayed commencement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all amounts deferred pursuant to the Plan (whether they would otherwise have been payable in a single sum or in any other form in the absence of such deferral) shall be distributed to the Participant in a lump sum and any other benefits due under the Plan shall be paid in accordance with the normal payment dates specified for them under the Plan.  The Participant shall be entitled to earnings as determined under Section 3.1 for the period that the commencement is delayed by reason of Code Section 409A(a)(2).

4.3                               Accelerated Distributions.

Notwithstanding any other provision of the Plan, except as provided in Sections 4.2 or  4.4, at the Committee’s discretion, the amount in a Participant’s Accounts may be distributed or commence to be distributed under the following circumstances:

(a)                                 Income Inclusion Under Code Section 409A.  If the Plan fails to meet the requirements of Section 409A of the Code and applicable regulations thereunder, a distribution may be made to the Participant in the amount required to be included in income as a result of the failure to comply with such requirements.

(b)                                 Divestiture.  The date of distribution of all or a portion of the value of a Participant’s Accounts may be accelerated to the extent necessary for an employee in the executive branch of the United States federal government to comply with an ethics agreement or to the extent reasonably necessary to avoid the violation of an applicable federal, state, local or foreign ethics law or conflicts of interest law.

(c)                                  Financial Hardship.  Distribution of all or a portion of a Participant’s Accounts may be made as a result of a Financial Hardship.  Such amount must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).  Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available under another employee benefit plan that provides for cancellation of a deferral election upon a payment due to an unforeseeable emergency.  However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that due to the unforeseeable emergency is available under another nonqualified deferred compensation plan but has not actually been paid.

(d)                                 Other.  Distribution of all or a portion of the value of a Participant’s Accounts may be accelerated under such circumstances as are permitted pursuant to applicable guidance under Code Section 409A.

4.4                               Delayed Distribution.

Notwithstanding any other provision of the Plan, at the Committee’s discretion, the distribution of an amount in a Participant’s Deferred Compensation Accounts may be delayed beyond the date provided under this Article 4 in the following circumstances:

(a)                                 Violation of Applicable Laws.  Distribution of all or a portion of the value of a Participant’s Accounts may be delayed in the event the Committee reasonably anticipates that the distribution will violate federal securities laws or other applicable law.  Distribution of the amounts delayed under this Section 4.4(a) will be made at the earliest date at which the Committee reasonably anticipates that making the payment will not cause a violation of such law.

(b)                                 Administrative Practicality.  Distribution of all or a portion of the Participant’s Accounts may be delayed if calculation of the amount of the payment is not administratively practicable (such delay must be due to events that are beyond the control of the Participant).  Payment of any delayed amount must be made no later than the first Plan Year in which calculation of such amount is administratively practicable.

(c)                                  Other.  Distribution of all or a portion of the value of a Participant’s Accounts may be delayed under such other circumstances as are permitted pursuant to applicable guidance under Code Section 409A.

4.5                               Excise Tax And Lost Benefit Makeup.

If, as a result of participating in the Plan, a Participant is required to pay additional excise tax under Section 4999 of the Code or receives a smaller benefit from any other employee benefit plan as a result of limitations imposed by Section 280G of the Code, then a makeup amount shall be payable from the Plan.  This amount shall be equal to the amount of Section 4999 excise tax payable and any lost benefit from such other plan due to Section 280G of the Code, as a result of participation in the Plan, plus any excise tax and income taxes payable due to this payment.  Any makeup amount that replaces a benefit under another employee benefit plan must be distributed at the time it would have been paid under such plan.  The distribution of a makeup amount related to additional taxes that are paid by a Participant is subject to the requirements of Section 4.2 and must be distributed no later than the end of the Plan Year following the Plan Year in which the Participant pays such taxes.  The Committee and the Participant shall cooperate in good faith in making such determination and in providing the necessary information for this purpose.

4.6                               Limited Period To Elect New Form Or Time Of Payment Of Benefits.

Notwithstanding any other provision of the Plan, an individual who is designated as a Participant before January 1, 2009 may elect (to the extent permitted under applicable Treasury Regulations or other Internal Revenue Service or Treasury Department guidance) a new time or form (or a new time and form) of distribution of benefits from his or her Accounts by submitting a written election to the Committee (in accordance with rules and procedures established by the Committee) no later than the date permitted by the Committee.  Such election shall not be treated as a change in the form or time of payment of a Participant’s benefits for purposes of Code Section 409A and Section 4.1(c) of the Plan.

4.7                               Withholding on Distributions.

The Company shall withhold, from any amount distributed under the Plan, any taxes required to be withheld from such amount under local, state or federal law.

4.8                               Distributions to Bank of the West Employees.

Participants who transferred employment to Bank of the West or any Affiliate (collectively, “BoW”) from the Company or any Affiliate of the Company at a time in which BoW was such an Affiliate shall be entitled to distributions under this Article 4 which are triggered by Termination of Employment only upon such Participants’ Termination of Employment from BoW.  For avoidance of doubt, neither such Participants’ transfer of their employment to BoW from the Company or any Affiliate nor the subsequent severance of BoW from the Company’s controlled group shall be treated as a Termination of Employment for purposes of this Plan.

ARTICLE 5

ADMINISTRATION

5.1                               Committee And Its Duties.

This Plan shall be administered by the Committee.  The Committee shall have the exclusive right and full authority and the complete discretion to (i) interpret the Plan, (ii) decide any and all matters arising under the Plan (including the right to remedy possible ambiguities, inconsistencies or omissions), (iii) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and (iv) make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan.  A majority vote of the Committee members shall control any decision.  Members of the Committee may be Participants under this Plan.  The Committee may name an individual as Plan Administrator to perform such duties and functions as the Committee determines in its discretion.

5.2                               Agents.

The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

5.3                               Binding Effect Of Decisions.

The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

5.4                               Indemnification.

The Participating Employers shall indemnify and hold harmless (and/or insure) the members of the Committee and the Plan Administrator against any and all claims, loss, damage, expense or liability (including attorney’s fees) arising from any action or failure to act with respect to this Plan, except in the case of the gross negligence or willful misconduct of the Committee member or Plan Administrator.

ARTICLE 6

CLAIMS PROCEDURE

6.1                               Claims For Benefits And Inquiries.

All claims for benefits and all inquiries concerning the Plan, or concerning present or future rights to benefits under the Plan, shall be submitted to the Plan Administrator in writing.  If required by the Plan Administrator, an application for benefits must be made on a form prescribed by the Plan Administrator.  The Participant or Beneficiary may authorize a representative to act on his or her behalf in pursuing benefit claims, in accordance with procedures established by the Plan Administrator or the Committee for determining whether an individual is so authorized.  All claim determinations shall be made by the Plan Administrator or Committee in accordance with the Plan provisions.

6.2                               Denial Of Claims.

In the event any claim for benefits is denied in whole or in part, the Plan Administrator shall notify the applicant of such denial in writing and shall advise the applicant of the right to a review thereof.  Such written notice shall set forth, in a manner calculated to be understood by the applicant,

(a)                                 specific reasons for the denial,

(b)                                 specific references to the Plan provisions on which the denial is based,

(c)                                  a description of any information or material necessary for the claimant to perfect the application, including an explanation of why such material is necessary, and

(d)                                 an explanation of the Plan’s claims review procedure, the time limits applicable under the procedures and a statement regarding the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

Such written notice shall be given to the applicant within 90 days (45 days for a claim for Disability benefits) after the Plan Administrator receives the application, unless special circumstances require an extension of time of up to an additional 90 days (30 days for a Disability benefits claim) for processing the application.  A 30-day extension period for a Disability benefits claim may be extended for an additional 30 days.  If such an extension of time for processing is required, written notice of the extension shall be furnished to the applicant prior to the termination of the initial 90-day period (45-day or 30-day period for a Disability benefits claim).  This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision on the application for benefits.

6.3                               Requests For A Review.

Any person whose application for benefits is denied in whole or in part, or such person’s authorized representative, may appeal from such denial by submitting to the Committee a request for a review of the application within 60 days (180 days for a Disability benefits claim) after receiving written notice of such denial from the Plan Administrator.  If the claimant does not request a review of the determination within such 60-day period (180-day period for a Disability benefits claim), the claimant shall be barred from challenging the determination.  The request for a review shall be in writing and shall set forth all of the grounds on which it is based, all facts and documents in support of the request and any other matters which the applicant deems pertinent.  The Committee may require the applicant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review.  The claimant may submit written comments, documents, records and other information related to the benefit claim on appeal.  The claimant must be provided, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the benefit claim.  A document is considered relevant to the claim if it (i) was relied upon in making the benefit determination; (ii) was submitted, considered or generated in the course of making the benefit determination, without regard as to whether it was relied upon in making the decision; or (iii) demonstrates compliance in making the benefit decision with the requirement that the benefit determination must follow the terms of the Plan and be consistent when applied to similarly situated claimants.

6.4                               Decision On Review.

The Committee on appeal must undertake a full and fair review of the claim and consider all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination.  The Committee shall act upon each request for review within 60 days after receipt thereof (45 days for review of a Disability benefits claim) unless special circumstances require an extension of time of up to an additional 60 days (45 days for a Disability benefits claim) for processing the request.  If such an extension is required, written notice of the extension shall be furnished to the applicant prior to the end of the initial 60-day period (45-day period for a Disability benefits claim).  This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the application for benefits.  If an extension of time is required due to the claimant’s failure to submit information necessary to review the claim, the period of time that the Committee has to review the claim will be tolled from the date on which the notice of extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

Within the time prescribed above, the Committee shall give written notice of its decision to the applicant.  In the event that the Committee confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the applicant,

(a)                                 the specific reasons for such denial,

(b)                                 specific references to the Plan provisions on which the decision is based,

(c)                                  a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the benefit claim.  A document is considered relevant to the claim if it (i) was relied upon in making the benefit determination; (ii) was submitted, considered or generated in the course of making the benefit determination, without regard as to whether it was relied upon in making the decision; or (iii) demonstrates compliance in making the benefit decision with the requirement that the benefit determination must follow the terms of the Plan and be consistent when applied to similarly situated claimants, and

(d)                                 a description of any voluntary appeal procedures offered under the Plan, the claimant’s right to obtain information about such procedures and a statement regarding the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

In the event that the Committee determines that the application for benefits should not have been denied in whole or in part, the Committee shall take appropriate remedial action as soon as reasonably practicable thereafter.

6.5                               Rules And Procedures.

The Committee may establish such rules and procedures, consistent with the Plan and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under this Article 6.  The Committee may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits in whole or in part to do so at the applicant’s own expense.

6.6                               Exhaustion Of Remedies.

No legal action for benefits under the Plan shall be brought unless and until the applicant (a) has submitted a written claim for benefits in accordance with Section 6.1; (b) has been notified by the Plan Administrator that the application is denied; (c) has filed a written request for a review of the application in accordance with Section 6.3; and (d) has been notified in writing that the Committee has affirmed the denial of the application.  Further, no action on a claim arising under the Plan which is not a benefit claim may be brought unless the applicant complies with the above procedures.  However, an action may not be brought by the claimant under Section 502(a) of ERISA with respect to either a benefit claim or any other claim arising under the Plan if the claimant fails to bring such claim within the period prescribed by law.

ARTICLE 7
AMENDMENT AND TERMINATION OF PLAN

7.1                               Amendment.

Subject to the requirements of Code Section 409A, the Board may at any time amend the Plan by written instrument (including a retroactive amendment required to comply with Code section 409A), provided that no amendment shall reduce the value of a Participant’s Accounts as of the date of the amendment.  In addition, the Chief Executive Officer of the Company (or his or her delegate) may adopt such amendments to the Plan that he or she (or his or her delegate) deem necessary or appropriate under the following circumstances:  (i) to insure that the Plan meets the requirements of applicable law; (ii) to revise routine day-to-day procedures under which the Plan is operated; or (iii) to restate the Plan document to incorporate prior amendments.

7.2                               Company’s Right To Terminate.

Subject to the requirements of Code Section 409A, the Board may at any time terminate the Plan.  Such termination will not reduce the value of a Participant’s Accounts as of the date of termination.  Distributions will be made as required by regulations issued under Code Section 409A, including, but not limited to the following:

(a)                                 The termination and liquidation of the Plan must not occur proximate to a downturn in the financial health of the Company;

(b)                                 The Company must terminate and liquidate all other arrangements required to be aggregated under such regulations;

(c)                                  No distributions may be made during the twelve months following the date the Company takes all necessary actions to terminate and liquidate the Plan (other than amounts that would have been distributed if such actions had not been taken) and all benefits must be distributed no later than the end of the twenty-four month period following the date the Company takes such actions; and

(d)                                 No new plan may be adopted to the extent required under such regulations.

ARTICLE 8

MISCELLANEOUS

8.1                               Unfunded Plan.

This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.  Accordingly, to the extent permitted under Code Section 409A, the Board may remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

8.2                               Unsecured General Creditor.

Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiary shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under this Plan.  Any property held by the Company with respect to the Plan, including property for the purpose of generating the cash flow for benefit payments, shall remain the Company’s general, unpledged and unrestricted assets and shall remain subject to the claims of the Company’s general unsecured creditors.  The Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

8.3                               Establishment Of, And Contributions To, The Trust.

The Company will enter into a Trust Agreement with a trustee selected by the Company under which a Trust will be established.  In the discretion of the Company, the Company may contribute to the Trust all or a portion of the amounts credited to Accounts under the Plan.  In addition, such amounts will be contributed to the Trust to the extent required under the Trust Agreement.  Within 30 days following a Change In Control Of The Company, any amount credited to the Account of a Participant (or his or her Beneficiary) that has not previously been contributed to the Trust will be so contributed.  Within 30 days following a Change In Control Of A Bank Subsidiary, any amount credited to the Account of a Participant who is a current or former employee of such Bank Subsidiary (or his or her Beneficiary) that has not previously been contributed to the Trust will be so contributed.  A current (or former employee) of a corporation in which the Bank Subsidiary owns 100% of the common stock immediately prior to the Change In Control of the Bank Subsidiary will be considered an employee (or former employee) under the previous sentence.  Although the Trust shall be irrevocable, its assets shall be held for payment of all of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency.  To the extent any benefits provided under the Plan are paid from the Trust, the Company shall have no further obligation to pay them.  If not paid from the Trust, such benefits shall remain the obligation of the Company.

Notwithstanding the foregoing or anything in the Trust Agreement to the contrary, in no event shall a contribution be made to the Trust for the purpose of paying any amount to an “applicable covered employee” (as defined in Code Section 409A(b)(3)(D)(i)) during any “restricted period” (as defined in Code Section 409A(b)(3)(B)), if such contribution would result in the imposition of any taxes, penalties or interest on such applicable covered employee under Code Section 409A(b)(3).

8.4                               Nonassignability.

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

8.5                               No Contract Of Employment.

This Plan shall not constitute a contract of employment between the Company and the Participant.  Nothing in this Plan shall give a Participant the right to be retained in the service of Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

8.6                               Protective Provisions.

A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

8.7                               Governing Law.

The provisions of this Plan shall be construed and interpreted under ERISA or other applicable federal law, or, to the extent not preempted by ERISA (or other federal law), to the laws of the State of Delaware.

8.8                               Validity.

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

8.9                               Notice.

Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Mailed notice to the Committee or the Plan Administrator shall be directed to the Company’s address.  Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Company’s records.

8.10                        Successors.

The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

8.11                        Code Section 409A.

Notwithstanding any provision of the Plan to the contrary, no distributions will be made under the Plan earlier or later than permitted under the requirements of Code Section 409A and no elections to defer Compensation shall be permitted, unless they are permissible under such requirements.  This Plan is intended to comply with the applicable requirements of Code Section 409A and shall be interpreted and administered in a manner that is consistent with such intent.  If there is any inconsistency between the provisions of the Plan and the requirements of Code Section 409A, as interpreted by the Treasury Department and the Internal Revenue Service in guidance issued thereunder, the provisions of the Plan shall be applied in accordance with the requirements of Code Section 409A.

IN WITNESS WHEREOF, and as evidence of the adoption of this restatement of the First Hawaiian, Inc. Deferred Compensation Plan Part B, effective April 1, 2016, the Company has caused the same to be signed by its duly authorized officer this 13th day of December, 2016.

FIRST HAWAIIAN, INC.

By	/s/ Eric K. Yeaman
	Its	President and Chief Operating Officer